Exhibit 99.2

NewsRelease

Corporate Communications

MEDIA	INVESTORS
Janis Smith	Emily Janowsky
415-396-7711	415-396-4496

WELLS FARGO ANNOUNCES CASH DIVIDEND INCREASE

AND TWO-FOR-ONE STOCK SPLIT

SAN FRANCISCO, June 27, 2006 – Wells Fargo & Company (NYSE: WFC) said today that its Board of Directors approved an increase in the quarterly cash dividend on Wells Fargo common stock to 56 cents per share from 52 cents per share. The Board also approved a two-for-one stock split on Wells Fargo common stock in the form of a 100 percent stock dividend.

Both the cash dividend and the stock dividend are payable to stockholders of record at the close of business August 4, 2006. The stock dividend will be distributed August 11, 2006. The cash dividend of 56 cents is on a pre-split basis and will be paid September 1, 2006. As a result of the stock split, stockholders will receive one share of common stock for each share they held at the close of business on the August 4 record date. Stockholders will receive a direct registration (book entry) statement for the additional shares issued in the stock split. They will not need to exchange existing stock certificates. The company currently has about 1.7 billion shares of common stock outstanding.

“The combination of these two actions for our stockholders reflects the quality, consistency and strength of our operating and financial performance and the confidence we have in our team members’ ability to continue to generate strong results by satisfying all our customers’ financial needs and helping them succeed financially,” said Wells Fargo’s Chief Financial Officer, Howard Atkins.

(more)

Atkins said this is the 19th consecutive year Wells Fargo has increased its dividend and its 24th dividend increase since 1987. Wells Fargo is among ten percent of the more than 10,000 North American-listed, dividend-paying, common stocks classified as a “Dividend Achiever” – a publicly traded company that has increased its dividends the last ten or more consecutive years. *

“Since 1988, Wells Fargo dividends have increased at a 16 percent compound annual growth rate,” said Atkins, “with the Company’s annual dividend payout now exceeding $3.7 billion, the 13th largest annual dividend of any public company in any industry in the U.S.”

The two-for-one stock split declared by the Company’s Board of Directors today is the eighth time Wells Fargo common stock has split in the past 47 years (2:1,10/97; 2:1, 6/93; 2:1, 7/89; 3:2, 6/88; 2:1, 5/77; 2:1, 3/69; 3:1, 3/59).

“This stock split will bring the price of Wells Fargo common stock to a level we believe is highly desirable to the widest range of investors,” said Atkins.

*	Source: Mergent, Inc.

(more)

“In turn, this should lead to an increase in and broadening of the ownership of the Company’s stock, thus increasing the liquidity and marketability of our common stock.”

The past 20 years, Wells Fargo achieved the second highest total stockholder return (up more than 3,900 percent) among all S&P 500® companies that were part of the S&P 500 20 years ago and still are part of the S&P 500 today. With dividends reinvested, Wells Fargo stock has increased 411 percent in value since June, 1996 – a compound annual growth rate of 18 percent – compared to 229 percent for the Keefe Bruyette Woods bank index and 121 percent for the S&P 500 stock index.

Wells Fargo & Company is a diversified financial services company with $492 billion in assets, providing banking, insurance, investments, mortgage and consumer finance to more than 23 million customers from more than 6,200 stores and the internet (wellsfargo.com) across North America and elsewhere internationally. Wells Fargo Bank, N.A. is the only bank in the United States to receive the highest possible credit rating, “Aaa,” from Moody’s Investors Service.

# # #